Exhibit 4.38

SHARE SUBSCRIPTION AGREEMENT

dated October 5, 2020

by and between

UXIN LIMITED

and

GIC PRIVATE LIMITED

i

ii

iii

SHARE SUBSCRIPTION AGREEMENT

SHARE SUBSCRIPTION AGREEMENT, dated October 5, 2020 (this “Agreement”), by and between (i) Uxin Limited, a company organized under the laws of the Cayman Islands (the “Company”) and (ii) GIC Private Limited, a private company limited by shares organized under the laws of Singapore (the “Purchaser”).

WHEREAS, the Company is a leading used car dealer in China and the American Depository Shares representing its class A ordinary shares, each with a par value $0.0001 per share (“Class A Ordinary Shares”) are listed and traded on Nasdaq (as defined below);

WHEREAS, the Company desires to allot and issue to the Purchaser, and the Purchaser desires to subscribe for and be issued from the Company, certain Class A Ordinary Shares, pursuant to the terms and conditions set forth in this Agreement; and

WHEREAS, the Company and the Purchaser intend to enter into a registration rights agreement (the “Registration Rights Agreement”), which shall provide for, among other things, the terms and conditions upon which such Class A Ordinary Shares shall be registered for re-sale under the Securities Act.

NOW, THEREFORE, in consideration of the foregoing and representations, warranties, covenants and agreements set forth herein as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Action” means claim, complaint, action, arbitration, charge, hearing, inquiry, litigation, suit, inquiry, notice of violation, audit, examination, investigation or any other proceeding or any settlement, judgment, order, award, injunction or decree pending or other proceeding (whether civil, criminal, administrative, investigative or informal), including, without limitation, an informal investigation or partial proceeding, such as a deposition.

“ADSs” means the American Depositary Shares of the Company, each representing three (3) Class A Ordinary Shares.

“Adverse Person” means any Person identified in Schedule I hereto, any additional Persons to be mutually agreed in writing by the Company and the Purchaser from time to time, and any controlled Affiliates of any of the foregoing.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings. For purposes of this Agreement, the Purchaser shall be deemed not to be an Affiliate of the Company.

“Agreement” has the meaning assigned to such term in the preamble.

“Applicable Laws” means, with respect to any Person, any transnational, domestic or foreign federal, national, state, provincial, local or municipal law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, executive order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or any of such Person’s assets, rights or properties.

“Board” means the board of directors of the Company.

“Business Day” means any day except any Saturday, any Sunday, any day which is a public holiday in the Republic of Singapore or a federal legal holiday in the United States or any day on which banking institutions in the Cayman Islands, the People’s Republic of China (which for the purpose of this Agreement shall exclude Hong Kong SAR, Macau SAR and Taiwan), the State of New York or the Republic of Singapore are authorized or required by law or other governmental action to close.

“Claim Notice” has the meaning assigned to such term in Section 8.02(a).

“Class A Ordinary Shares” has the meaning assigned to such term in the recitals.

“Class B Ordinary Shares” means the Company’s Class B ordinary shares, par value $0.0001 per share.

“Closing” has the meaning assigned to such term in Section 2.02.

“Closing Date” has the meaning assigned to such term in Section 2.02.

“Company” has the meaning assigned to such term in the preamble.

“Company Securities” means (a) Ordinary Shares, (b) securities convertible into, or exercisable or exchangeable, for Ordinary Shares, (c) any options, warrants or other rights to acquire Ordinary Shares and (d) any ADSs, depository receipts or similar instruments issued in respect of Ordinary Shares.

“Dispute” has the meaning assigned to such term in Section 9.09.

“Encumbrance” means any mortgage, lien, pledge, charge, security interest, title defect, right of first refusal, claim, easement, right-of-way, option, preemptive or similar right or other restriction of any kind or nature.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any rules and regulations promulgated thereunder.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Fundamental Company Representations” means the representations and warranties by the Company contained in Sections 3.02, 3.03, 3.04, 3.05, 3.11 and 3.23.

“Fundamental Purchaser Representations” means the representations and warranties by the Purchaser contained in Sections 4.01, 4.02, 4.03 and 4.04.

“Governmental Entity” means any transnational or supranational, domestic or foreign federal, national, state, provincial, local or municipal governmental, regulatory, judicial or administrative authority, department, court, arbitral body, agency or official, including any department, commission, board, agency, bureau, subdivision or instrumentality thereof.

“Indemnified Party” has the meaning assigned to such term in Section 8.01(a).

“Indemnifying Party” has the meaning assigned to such term in Section 8.01(a).

“Indemnity Notice” has the meaning assigned to such term in Section 8.03.

“Lock-Up Period” means the period between the Closing Date and the date that is 180 days after the Closing Date (both dates inclusive).

“Losses” has the meaning assigned to such term in Section 8.01(a).

“Loss Threshold” has the meaning assigned to such term in Section 8.01(c).

“Material Adverse Effect” means any event, occurrence, fact, condition, change or development, individually or together with other events, occurrences, facts, conditions, changes or developments, that has had, has, or would reasonably be expected to have a material adverse effect on (a) the business of the Company as presently conducted, or the condition (financial or otherwise), affairs, properties, employees, liabilities, assets or results of operation of the Company and its Subsidiaries taken as a whole or (b) the ability of the Company to timely consummate the transactions contemplated by this Agreement (including the sale of the Subscription Shares) or timely perform its material obligations hereunder and thereunder; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect on the business of the Company or the Company or any Subsidiary relating to or arising in connection with (i) any action required to be taken pursuant to the terms and conditions of this Agreement or taken at the written direction of the Purchaser, (ii) economic changes affecting the industry in which the Company and its Subsidiaries operate generally or the economy of the PRC or any other market where the Company and its Subsidiaries have material operations or sales generally (provided in each case that such changes do not have a unique and materially disproportionate impact on the business of the Company and its Subsidiaries), (iii) the execution, announcement or disclosure of this Agreement or the pendency or consummation of the transactions contemplated hereunder, (iv) actions or omissions of the Company and its Subsidiaries that have been consented by the Purchaser in writing, (v) changes in generally accepted accounting principles that are generally applicable to comparable companies (provided that such changes do not have a unique and materially disproportionate impact on the business of the Company and its Subsidiaries), (vi) changes in general legal, tax or regulatory conditions (provided that such changes do not have a unique and materially disproportionate impact on the business of the Company and its Subsidiaries), (vii) changes in national or international political or social conditions, including any engagement in hostilities or the occurrence of any military or terrorist attack or civil unrest in each case occurring after the date hereof, or (viii) earthquakes, hurricanes, floods, epidemic-induced public health crises or other disasters in each case occurring after the date hereof.

“Nasdaq” means the NASDAQ Global Select Market.

“Ordinary Shares” means Class A Ordinary Shares and Class B Ordinary Shares.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Entity.

“PRC” means the People’s Republic of China.

“Purchaser” has the meaning assigned to such term in the preamble.

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same purpose and effect as such Rule.

“Subscription Shares” means 50,813,008 Class A Ordinary Shares of the Company.

“Sarbanes-Oxley Act” means the U.S. Sarbanes-Oxley Act of 2002, as amended, and any rules and regulations promulgated thereunder.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Documents” has the meaning assigned to such term in Section 3.01.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and any rules and regulations promulgated thereunder.

“Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act (but shall not be deemed to include locating and/or borrowing shares of Common Stock).

“Subsidiary” means any entity of which a majority of the outstanding equity securities or other ownership interests representing a majority of the outstanding equity interests or otherwise having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned or controlled by the Company, and includes any entity which is directly or indirectly controlled by the Company (including, for the avoidance of doubt, any variable interest entities that are consolidated into the financial statements of the Company).

“Taxes” means (a) all U.S. federal, state, local, non-U.S., and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, alternative or add-on minimum taxes, customs, unclaimed property or escheat, duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest and any penalties, additions to tax, or additional amounts with respect thereto and (b) any liability for the payment of any amount of the type described in the immediately preceding clause (a) as a result of (1) being a “transferee” (within the meaning of Section 6901 of the Code, or any other applicable law) of another Person, (2) being a member of an affiliated, combined, consolidated or unitary group or (3) any contractual liability.

“Third Party Claim” has the meaning assigned to such term in Section 8.02(a).

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Ordinary Shares are listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange (or any successors to any of the foregoing).

“Transaction Documents” means this Agreement, the Registration Rights Agreement and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“Transfer” means directly or indirectly, offer, sell, contract to sell, pledge, transfer, assign, give, hypothecate, encumber, grant a security interest in, convey in trust, gift, devise or descent, or otherwise dispose of, or suffer to exist (whether by operation of law of otherwise) any Encumbrance on, any Company Securities or any right, title or interest therein or thereto, or enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of any Company Securities, whether any such aforementioned transaction is to be settled by delivery of the Ordinary Shares, American Depository Receipts or such other securities, in cash or otherwise, or publicly disclose the intention to make any such disposition or to enter into any such transaction, swap, hedge or other arrangement, including transfers pursuant to divorce or legal separation, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, of any Company Securities.

“U.S.” means the United States of America.

“U.S. GAAP” means U.S. generally accepted accounting principles.

Section 1.02Other Definitional And Interpretive Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be disregarded in the construction or interpretation hereof. References to Articles, Sections, Clauses, Exhibits and Schedules are to Articles, Sections, Clauses, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meanings given to them in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to “dollars” or “$” are to U.S. dollars.

ARTICLE II

SALE AND PURCHASE OF THE SUBSCRIPTION SHARES

Section 2.01Sale and Purchase. On the terms and subject to the conditions contained in this Agreement, the Company agrees to issue and sell to the Purchaser, and the Purchaser agrees to subscribe for and purchase from the Company, the Subscription Shares, free and clear of any Encumbrances (except for restrictions under applicable securities laws or created by virtue of this Agreement), in consideration of $15,000,000 (“Purchase Price”), corresponding to an issue price of $0.2952 per Subscription Share.

Section 2.02Closing. The consummation of the purchase and sale of the Subscription Shares hereunder (the “Closing”) shall take place remotely via electronic exchange of documents on the date three (3) Business Days following the date hereof subject to the satisfaction or, to the extent permissible, waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions) or on such other date as may be agreed upon in writing by the Company and the Purchaser (the date on which the Closing takes place, the “Closing Date”).

Section 2.03Actions at the Closing. At the Closing, the following actions shall take place, all of which shall be deemed to have occurred simultaneously and no action shall be deemed to have been completed or any document delivered until all such actions have been completed and all required documents have been delivered:

(a)the Purchaser shall:

(i)pay and deliver the Purchase Price to the Company in U.S. dollars by wire transfer of immediately available funds to such bank account designated by the Company in Exhibit C; and

(ii)deliver to the Company the Registration Rights Agreement, in the form of Exhibit B, executed by a duly authorized officer of the Purchaser.

(b)the Company shall:

(i)allot and issue to the Purchaser the Subscription Shares, and deliver to the Purchaser one or more duly executed share certificate(s) representing the Subscription Shares registered in the name of the Purchaser (the original copies of which shall be delivered to the Purchaser as soon as practicable following the Closing Date);

(ii)deliver to the Purchaser a certified true copy of the register of members of the Company evidencing the Subscription Shares being owned by the Purchaser;

(iii)deliver to the Purchaser a legal opinion of Maples and Calder (Hong Kong) LLP, in the form of Exhibit A, dated as of the Closing Date, executed by such counsel;

(iv)deliver to the Purchaser the Registration Rights Agreement, in the form of Exhibit B, executed by a duly authorized officer of the Company;

(v)deliver to the Purchaser an incumbency certificate in the form of Exhibit D;

(vi)deliver to the Purchaser the certificate referred to in Section 7.03(i); and

(vii)deliver to the Purchaser a copy of (i) the resolutions adopted by the Board approving this Agreement and (ii) the memorandum and articles of association of the Company in effect at the Closing.

Section 2.04Restrictive Legend. Each certificate representing the Subscription Shares shall be endorsed with the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 (AS AMENDED, THE “ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED UNLESS SUCH TRANSFER IS EFFECTED (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR (2) PURSUANT TO ANY

AVAILABLE EXEMPTION OR QUALIFICATION UNDER APPLICABLE SECURITIES LAWS. ANY ATTEMPT TO TRANSFER, SELL, PLEDGE OR HYPOTHECATE THE SECURITIES REPRESENTED BY THIS CERTIFICATE IN VIOLATION OF THESE RESTRICTIONS SHALL BE VOID.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser that, except as otherwise disclosed in the SEC Documents, as of the date hereof and as of the Closing Date (except for the representations and warrants that speak as of a specific date, which shall be made as of such date):

Section 3.01Accuracy of Disclosure. The Company has filed or furnished, as applicable, on a timely basis, all registration statements, proxy statements and other statements, reports, schedules, forms and other documents required to be filed or furnished by it with the SEC (all of the foregoing documents filed with or furnished to the SEC and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein, the “SEC Documents”). As of their respective effective dates (in the case of the SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other SEC Documents), or in each case, if amended prior to the date hereof, as of the date of the last such amendment: (A) each of the SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the SEC Documents (as the case may be) and (B) none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The agreements and documents described in the SEC Documents conform to the descriptions thereof contained therein and there are no agreements or other documents required by the Securities Act and the rules and regulations thereunder to be described in the SEC Documents that have not been so filed. Each agreement or other instrument (however characterized or described) to which the Company is a party or by which it is or may be bound or affected and (i) that is referred to in the SEC Documents, or (ii) is material to the Company’s business, has been duly authorized and validly executed by the Company, is in full force and effect in all material respects and is enforceable against the Company and, to the Company’s knowledge, the other parties thereto, in accordance with its terms, except (x) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, (y) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws, and (z) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefore may be brought. Except as described in the SEC Documents, none of such agreements or instruments has been assigned by the Company, and neither the Company nor, to the best of the Company’s knowledge, any other party is in default thereunder and, to the best of the Company’s knowledge, no event has occurred that, with the lapse of time or the giving of notice, or both, would constitute a default thereunder. Performance by the Company of such agreements or instruments will not result in a material violation of any existing applicable law, rule, regulation, judgment, order or decree of any governmental agency or court, domestic or foreign, having jurisdiction over the Company or any of its assets or businesses, including, without limitation, those relating to environmental laws and regulations.

Section 3.02Existence and Qualification.

(a)The Company is an exempted company that is duly organized, validly existing and in good standing under the laws of the Cayman Islands and has the requisite power and authority to own, lease and operate its property and to conduct its business as currently conducted and as described in the SEC Documents. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership, leasing or operation of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not, individually or in the aggregate, reasonably be expected have a Material Adverse Effect.

(b)The Subsidiaries of the Company and their respective jurisdictions of incorporation are as set forth in the SEC Documents. Each Subsidiary is duly incorporated or otherwise organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, with the requisite corporate power and authority to own, lease, operate and use its properties and assets and to carry on its business as currently conducted and as it is presently proposed to be conducted. Each Subsidiary is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify or be in good standing could be reasonably expected to result in a Material Adverse Effect.

Section 3.03Capitalization; Issuance of Subscription Shares.

(a)As of the close of business on September 24, 2020 (the “Capitalization Date”), the authorized share capital of the Company is $1,000,000 divided into 10,000,000,000 shares comprising of (i) 9,600,000,000 Class A Ordinary Shares, of which 984,742,593 Class A Ordinary Shares (excluding the 14,907,890 Class A Ordinary Shares issued to the Company’s depositary bank for bulk issuance of ADSs reserved for future issuances upon the exercise or vesting of awards granted under the Company’s share incentive plan) were issued and outstanding, (ii) 100,000,000 Class B Ordinary Shares, of which 40,809,861 Class B Ordinary Shares were issued and outstanding, and (iii) 300,000,000 shares of a par value of $0.0001 each of such class or classes (however designated) as the Board may determine in accordance with the Company’s articles of association. All of the outstanding Company Securities are duly authorized, validly issued, fully paid and non-assessable, have been issued in compliance with all applicable securities laws, and none of such outstanding shares was issued in violation of any preemptive rights, right of first refusal, right of participation or similar rights to subscribe for or purchase securities. Except as set forth in the SEC Documents, the Company has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(b)The Subscription Shares have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid, non-assessable, and free and clear of any Encumbrance and restrictions on transfer (except for restrictions on transfer arising under applicable securities laws or created by virtue of this Agreement). The issuance of the Subscription Shares will not be subject to any preemptive, right of first refusal, right of participation or similar rights. Upon entry of the Purchaser into the register of members of the Company as the legal owner of the Subscription Shares, the Company will transfer to the Purchaser good and valid title to the Subscription Shares, free and clear of any Encumbrances.

(c)Except as set forth in SEC Documents, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any Company Securities, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional Company Securities. Except as set out in the SEC Documents, there are no obligations (whether outstanding or authorized) of the Company or any Subsidiary requiring the repurchase of any Company Securities.

(d)The offers and sales of Company Securities were at all relevant times either registered under the Securities Act and the applicable state securities or Blue Sky laws or, based in part on the representations and warranties of the applicable purchasers, exempt from such registration requirements. Except as set forth in the SEC Documents, there are no shareholders’ agreements, voting agreements or other similar agreements with respect to the Company Securities to which the Company is a party or, to the knowledge of the Company, between or among any of the holders of Company Securities.

(e)The Company owns, directly or indirectly, all of the issued and outstanding capital stock or other equity interests of each Subsidiary (except for any Subsidiary which is a variable interest entity over which the Company or any of its Subsidiaries effects control pursuant to contractual arrangements) free and clear of any Encumbrances, and all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary are validly issued and are fully paid and non-assessable. There are no outstanding options, warrants, rights (including conversion and rights of first refusal and similar rights) to subscribe to, calls, or commitments of any character whatsoever relating to securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire any shares of capital stock of any Subsidiary, or contracts, commitments, understandings, or arrangements by which each Subsidiary is or may become bound to issue additional shares of capital stock of each Subsidiary, or securities or rights convertible or exchangeable into shares of capital stock of each Subsidiary.

(f)The Company is not, and has never been, an issuer of the type described in paragraph (i) of Rule 144.

Section 3.04Capacity, Authorization and Enforceability. The Company has the requisite power and authority to enter into and perform its obligations under this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby. This Agreement and the Transaction Documents have been duly authorized, executed and delivered by the Company, and assuming the due authorization, execution and delivery by each of the other parties hereto, this Agreement and the Transaction Documents are valid and binding agreements of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general principles of equity. Without limiting the generality of the foregoing, as of the Closing, no approval by the shareholders of the Company is required in connection with this Agreement or other Transaction Documents, the performance by the Company of its obligations hereunder or thereunder, or the consummation by the Company of the transactions contemplated hereby or thereby, except for those that have been obtained, waived or exempted on or prior to such Closing.

Section 3.05Non-Contravention. Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the memorandum and articles of association or other constitutional documents of the Company or (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, Governmental Entity or court to which the Company is subject (including federal and state securities laws and regulations of any self-regulatory organization to which the Company or its securities are subject, including all Trading Markets), or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an encumbrance under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which the Company is bound or to which the Company’s assets are subject, except in the case of clauses (ii) and (iii) as would not have a Material Adverse Effect. There is no Action, suit or proceeding, pending or, to the knowledge of the Company, threatened against the Company that questions the validity of this Agreement or the right of the Company to enter into this Agreement to consummate the transactions contemplated hereby.

Section 3.06Consents and Approvals. Assuming the accuracy of the representations and warranties of the Purchaser under this Agreement, neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of any of the transactions contemplated hereby, nor the performance by the Company of this Agreement in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the Closing and those filings required to be made with the SEC and Nasdaq (including, without limitation, a Form 6-K).

Section 3.07Financial Statements.

(a)The financial statements (including any related notes) contained in the SEC Documents: (A) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (B) were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods covered thereby and (C) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods covered thereby, except as disclosed therein and permitted under the Exchange Act.

(b)Except as disclosed in the SEC Documents, the Company has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting, including policies and procedures that (A) mandate the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of the Company, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of the Board and management of the Company and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company. Except as disclosed in the SEC Documents, there are no material weaknesses or significant deficiencies in the

Company’s internal controls. The Company’s auditors and the audit committee of the Board have not been advised of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since December 31, 2019, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(c)The “disclosure controls and procedures” (as defined in Rules 13a-15(e) or 15d-15(e), as applicable, under the Exchange Act) of the Company are designed to ensure that all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure.

(d) Neither the Company nor any of its Subsidiaries is a party to, nor has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract, agreement, arrangement or undertaking (including any contract, agreement, arrangement or undertaking relating to any transaction or relationship between or among one or more of the Company and/or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such contract, agreement, arrangement or undertaking is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other SEC Documents.

Section 3.08Absence Of Certain Changes. Since the date of the latest audited financial statements included within the SEC Documents, except as specifically disclosed in a subsequent SEC Document, (i) there has been no event, occurrence, development or state of circumstances that could reasonably be expected to, either individually or in the aggregate, result in a Material Adverse Effect; (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to U.S. GAAP or disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting or the manner in which it keeps its accounting books and records other than as required by U.S. GAAP, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option plans and (vi) no officer or director of the Company has resigned from any position with the Company. The Company does not have pending before the SEC any request for confidential treatment of information. Except for the issuance of the Subscription Shares contemplated by this Agreement, no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to the Company or its Subsidiaries or their respective businesses, prospects, properties, operations, assets or financial condition that would be required to be disclosed by the Company under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed at least one Trading Day prior to the date that this representation is made. Unless otherwise disclosed in an SEC Document filed prior to the date hereof, the Company has not: (i) issued any securities or incurred any liability or obligation, direct or contingent, for borrowed money; or (ii) declared or paid any dividend or made any other distribution on or in respect to its capital stock.

Section 3.09Litigation. Except as disclosed in the SEC Documents, there are no Actions by or against the Company or its Subsidiaries or affecting the business or any of the assets of the Company or its Subsidiaries pending before any Governmental Entity, or, to the Company’s knowledge, threatened to be brought by or before any Governmental Entity that (i) adversely affects or challenges the legality, validity or enforceability of the transactions contemplated by this Agreement or the Company Securities; or (ii) if adversely determined, would reasonably be expected to result in a Material Adverse Effect. Except as disclosed in the SEC documents, neither the Company, any Subsidiary, nor, to the Company’s knowledge, any of their respective officers, directors or any of its employees is a party or is named as subject to the provisions of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the SEC involving the Company or, to the knowledge of the Company, any current or former director or officer of the Company relating to the Company or its business. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act. There is no Action by the Company or any Subsidiary pending or which the Company or any Subsidiary intends to initiate, which if adversely determined, could reasonably be expected to have a Material Adverse Effect. The foregoing includes, without limitation, Actions pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

Section 3.10Compliance With Laws.

(a)Except as disclosed in the SEC Documents, the Company or its Subsidiaries is and has been since January 1, 2015, in compliance with all Applicable Laws of any Governmental Entity, except in each case as could not have or reasonably be expected to have a Material Adverse Effect. Since January 1, 2015, except as set forth in the SEC Documents, neither the Company nor any Subsidiary (i) is or has been in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default), nor has the Company or any Subsidiary received notice of a claim that it is in default under or is in violation of any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is or has been in violation of any order of any court, arbitrator or any Governmental Entity, or (iii) is or has been in violation of any Applicable Law of any Governmental Entity, including, without limitation, all Applicable Laws relating to taxes, environmental protection, occupational health and safety, and employment and labor matters, anti-bribery and anti-money laundering, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

(b)Except as disclosed in the SEC Documents, the Company and each of its Subsidiaries have all permits, licenses, authorizations, consents, orders and approvals (collectively, “Permits”) that are required in order to carry on their business as presently conducted, except where the failure to have such Permits or the failure to make such filings, applications and registrations, would not have a Material Adverse Effect.  Except as disclosed in the SEC Documents, all such Permits are in full force and effect and, to the knowledge of the Company, no suspension or cancellation of any of them is threatened, except where such absence, suspension or cancellation, would not have a Material Adverse Effect.

Section 3.11No Securities Act Registration. Assuming the accuracy of the representations of the Purchaser contained in Sections 4.06 and 4.07, it is not necessary in connection with the issuance and sale to the Purchaser of the Subscription Shares to register the Subscription Shares under the Securities Act or to qualify or register the Subscription Shares under applicable U.S. state securities laws.

Section 3.12Taxes.

(a)All Tax returns, Tax reports, information returns, declarations of estimated Tax and other declarations and statements with respect to Taxes (collectively, “Tax Returns”) required to have been filed by or with respect to the Company and each Subsidiary have been timely filed (taking into account any extensions) and all such Tax Returns are complete and accurate and disclose all Taxes required to be paid by or with respect to the Company and each Subsidiary for the periods covered thereby, except for Tax Returns the failure of which to file would not have a Material Adverse Effect. All Taxes (whether or not shown on any Tax Return) for which the Company or any Subsidiary may be liable have been timely paid, except for Taxes the failure of which to pay would not have a Material Adverse Effect. The Company and each Subsidiary have set aside on its books provision reasonably adequate for the payment of all material Taxes for periods subsequent to the periods to which such Tax Returns apply.

(b)Except where such unpaid Tax would not have a Material Adverse Effect, there are no unpaid Taxes claimed to be due by the Taxing authority of any jurisdiction, and the officers of the Company and each Subsidiary know of no basis for any such claim. The provisions for Taxes payable, if any, shown on the financial statements filed with the SEC Documents are sufficient for all accrued and unpaid Taxes, whether or not disputed, and for all periods to and including the dates of such financial statements.

(c)Neither the Company nor any Subsidiary is a party to any claim, dispute, audit, pending Action or proceeding, nor is any such claim, dispute, Action or proceeding threatened by any Taxing authority, for the assessment or collection of any Taxes and no claim for the assessment or collection of any Taxes has been asserted against the Company or any Subsidiary that has not been settled with all amounts due having been paid.

(d)No lien with respect to Taxes has been filed and no deficiency or addition to Taxes, interest or penalties for any Taxes with respect to any income, properties or operations of the Company or any Subsidiary has been proposed, asserted or assessed against the Company or any Subsidiary.

(e)The Company and each Subsidiary has complied in all material respects with all Applicable Laws relating to the payment and withholding of Taxes, including sales and use Taxes, and has withheld and paid over all amounts required by Applicable Laws to be withheld and paid from the wages or salaries of employees, and neither the Company nor any Subsidiary is liable for any Taxes for failure to comply with such Applicable Laws.

(f)No claim, or notice of claim, has ever been made by an authority in a jurisdiction where the Company or a Subsidiary does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.

(g)Neither the Company nor any Subsidiary has been a member of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the “Code”) filing a combined federal income Tax return (or any similar provision of non-U.S., state or local Law) nor does the Company or any Subsidiary of the Company have any liability for Taxes of any other Person under Treasury Regulations § 1.1502-6 (or any similar provision of non-U.S., state or local Law) or otherwise, other than the consolidated group of which the Company is currently the parent corporation.

(h)Neither the Company nor any Subsidiary has engaged in any transaction that could give rise to a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and Treasury Regulations promulgated thereunder (or any similar provision of non-U.S., state or local Law).

(i)The Company is, and has at all times been, classified as a corporation for U.S. federal income tax purposes.

Section 3.13No Brokers. Except for Goldman Sachs (Asia) L.L.C., no brokerage or finder’s fees or commissions are or will be payable by the Company, any Subsidiary or Affiliate of the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents.

Section 3.14Intellectual Property. Except as disclosed in the SEC Documents, all registered or unregistered, (i) patents, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof); (ii) trademarks, service marks, trade dress, trade names, taglines, brand names, logos and corporate names and all goodwill related thereto; (ii) copyrights, mask works and designs; (iv) trade secrets, know-how, inventions, processes, procedures, databases, confidential business information and other proprietary information and rights; (v) computer software programs, including all source code, object code, specifications, designs and documentation related thereto; and (vi) domain names, Internet addresses and other computer identifiers, in each case that is material and is used in the operation of the business of the Company or any of its Subsidiaries (the “Intellectual Property”) is either (a) owned by the Company or one or more of its Subsidiaries or (b) is used by the Company or one or more of its Subsidiaries pursuant to a valid license. To the knowledge of the Company, there are no infringements or other violations of any Intellectual Property owned by the Company or any of its Subsidiaries by any third party, except for such infringements and violations which would not have a Material Adverse Effect. The

Company and its Subsidiaries have taken all necessary actions to maintain and protect each item of Intellectual Property, the absence of which will have a Material Adverse Effect. The conduct of the business of the Company and its Subsidiaries does not infringe or otherwise violate any intellectual property or other proprietary rights of any other person, and there is no Action pending or threatened alleging any such infringement or violation or challenging the Company’s or any of its Subsidiaries’ rights in or to any Intellectual Property, except for such infringements and violations which would not have a Material Adverse Effect.

Section 3.15Title to Property. Neither the Company nor any Subsidiary owns any real property. Each of the Company and the Subsidiaries has good and marketable title to all personal property owned by each of them that is material to its respective business, in each case free and clear of all Encumbrances, except for Encumbrances that do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company or the Subsidiaries. Any real property and facilities held under lease by the Company and the Subsidiaries is held under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company or the Subsidiaries, as the case may be.

Section 3.16Labor Relations. No labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company, except for such disputes which would not have a Material Adverse Effect. None of the Company’s or its Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with the Company or such Subsidiary, and neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, and the Company and its Subsidiaries believe that their relationships with their employees are good. To the knowledge of the Company, no executive officer of the Company or any Subsidiary, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters. The Company and its Subsidiaries are in material compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours.

Section 3.17Transactions with Affiliates and Employees. Except as set forth in the SEC Documents, none of the officers or directors of the Company or any Subsidiary and, to the knowledge of the Company, none of the employees of the Company or any Subsidiary is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, providing for the borrowing of money from or lending of money to or otherwise requiring payments to or from, any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee, stockholder, member or partner, in each case in excess of $100,000 other than for (i) payment of salary or consulting fees for services rendered; (ii) reimbursement for expenses incurred on behalf of the Company; and (iii) other employee benefits, including stock option agreements under any stock option plan of the Company.

Section 3.18Investment Company. The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Subscription Shares will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Company shall conduct its business in a manner so that it will not become an “investment company” subject to registration under the Investment Company Act of 1940, as amended.

Section 3.19Registration Rights. No Person has any right to cause the Company or any Subsidiary to effect the registration under the Securities Act of any securities of the Company or any Subsidiary, except for Persons identified in Schedule II hereto (each an “Existing Registration Rights Holder”). As of the date hereof, neither the execution, delivery and performance of the Registration Rights Agreement (if entered into in the form set forth in Exhibit B hereto), nor the consummation of the transactions contemplated thereby, will violate any provision of any registration rights agreement between the Company or its Affiliates and any Existing Registration Rights Holder.

Section 3.20Listing and Maintenance Requirements. The Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Ordinary Shares under the Exchange Act nor has the Company received any notification that the SEC is contemplating terminating such registration. Except as set forth in the SEC Documents, the Company has not, since January 1, 2017, received notice from any Trading Market on which the ADSs representing the Ordinary Shares are or have been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market. The Company is and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements. The issuance by the Company of the Subscription Shares shall not have the effect of delisting or suspending the ADSs representing the Ordinary Shares from any Trading Market.

Section 3.21Disclosure. The press releases disseminated by the Company during the twelve (12) months preceding the date of this Agreement taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made and when made, not misleading. The Company acknowledges and agrees that no Purchaser makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those set forth in this Agreement.

Section 3.22No Integrated Offering. Neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would: (i) eliminate the availability of the exemption from registration under the Securities Act in connection with the offer and sale by the Company of the Subscription Shares as contemplated hereby; or (ii) cause the offer and sale of the Subscription Shares pursuant to this Agreement to be integrated with prior offerings by the Company for purposes of any applicable law, regulation or stockholder approval provisions, including, without limitation, under the rules and regulations of any Trading Market on which any of the securities of the Company are listed or designated.

Section 3.23Solvency. Both before and immediately after giving effect to the transactions contemplated by this Agreement and other Transaction Documents, the Company (i) will be solvent in that both (a) the sum of its assets will not be less than the sum of its debts, and (b) that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due, in each case, but for the outstanding principal amounts and accrued but unpaid interest with respect to (x) convertible notes in an aggregate principal amount of $230 million issued by the Company on June 10, 2019 and June 11, 2019 to Redrock Holding Investment Limited, TPG Growth III SF Pte. Ltd, 58.com Holdings Inc. and certain other investors and (y) loans in an aggregate amount of 233 million Chinese Yuan made by XW Bank to the Company and guaranteed by Henan Shiwei Data Technology Co. Ltd. (河南世为数据科技有限公司) in December 2017, and (ii) will have adequate capital and liquidity with which to engage in the their businesses as currently conducted and as described in the SEC Documents.

Section 3.24Foreign Corrupt Practices. Neither the Company nor any Subsidiary nor any of the Company’s directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the FCPA), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate; (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign Governmental Entity; or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Company or any of its Affiliates in obtaining or retaining business for or with, or directing business to, any person. Neither the Company nor any of its current directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. The Company further represents that it has maintained and has caused each of its Subsidiaries and Affiliates to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law. Neither the Company, or, to the Company’s knowledge, any of its officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption law.

Section 3.25Office of Foreign Assets Control. Neither the Company nor any Subsidiary nor, to the Company's knowledge, any director, officer, agent, employee or affiliate of the Company or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

Section 3.26Money Laundering. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no Action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Company or any Subsidiary, threatened.

Section 3.27Acknowledgement Regarding Purchaser’s Purchase of Subscription Shares. The Company acknowledges and agrees that the Purchaser is acting solely in the capacity of an arm’s length purchaser with respect to this Agreement and the transactions contemplated hereby. The Company further acknowledges that the Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any advice given by the Purchaser or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereby is merely incidental to the Purchaser’s purchase of the Subscription Shares. The Company further represents to the Purchaser that the Company’s decision to enter into this Agreement has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

Section 3.28Acknowledgement Regarding Purchaser’s Trading Activity. Anything in this Agreement or elsewhere herein to the contrary notwithstanding, it is understood and acknowledged by the Company that: (i) as of the date of this Agreement, the Purchaser has not been asked by the Company to agree, nor has the Purchaser agreed, to desist from purchasing or selling, long and/or short, securities of the Company, or “derivative” securities based on securities issued by the Company or, except as agreed in Section 5.01, to hold the Subscription Shares (or the ADSs representing the Subscription Shares) for any specified term; (ii) past or future open market or other transactions by the Purchaser, specifically including, without limitation, Short Sales or “derivative” transactions, before or after the closing of this or future private placement transactions, may negatively impact the market price of the Company’s publicly-traded securities; (iii) the Purchaser, and counter-parties in “derivative” transactions to which the Purchaser is a party, directly or indirectly, presently may have a “short” position in the Ordinary Shares: and (iv) the Purchaser shall not be deemed to have any affiliation with or control over any arm’s length counter-party in any “derivative” transaction. The Company further understands and acknowledges that (y) the Purchaser may engage in hedging activities at various times during the period that the Subscription Shares (or the ADSs representing the Subscription Shares) are outstanding in compliance with Applicable Laws, and (z) such hedging activities (if any) could reduce the value of the existing stockholders' equity interests in the Company at and after the time that the hedging activities as conducted in compliance with Applicable Laws, are being conducted. The Company acknowledges that such aforementioned hedging activities do not constitute a breach of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Company that, as of the date hereof and as of the Closing Date (except for the representations and warrants that speak as of a specific date, which shall be made as of such date):

Section 4.01Existence. The Purchaser has been duly organized, is validly existing and is in good standing under the laws of its jurisdiction of organization.

Section 4.02Capacity. The Purchaser has the requisite power and authority to enter into and perform its respective obligations under this Agreement and consummate the transactions contemplated hereby.

Section 4.03Authorization And Enforceability. This Agreement has been duly authorized, executed and delivered by the Purchaser, and assuming the due authorization, execution and delivery by each of the other parties hereto, this Agreement is a valid and binding agreement of the Purchaser, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general principles of equity.

Section 4.04Non-Contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the memorandum and articles of association or other constitutional documents of the Purchaser; (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, Governmental Entity or court to which the Purchaser is subject, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an encumbrance under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which the Purchaser is a party or by which the Purchaser is bound or to which any assets of the Purchaser are subject, except in the case of clauses (ii) or (iii) as would not have a Material Adverse Effect. There is no action, suit or proceeding, pending or, to the knowledge of the Purchaser, threatened against the Purchaser that questions the validity of this Agreement or the right of the Purchaser to enter into this Agreement to consummate the transactions contemplated hereby.

Section 4.05Consents and Approvals. Neither the execution and delivery by the Purchaser of this Agreement, nor the consummation by the Purchaser of any of the transactions contemplated hereby, nor the performance by the Purchaser of this Agreement in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the Closing.

Section 4.06Securities Law Matters.

(a)The Subscription Shares are being acquired for the Purchaser’s own account, not as nominee or agent, and not with a view to, or intention of, or for sale in connection with, any distribution thereof in violation of applicable securities laws, provided, that, except as agreed in Section 5.01, this representation and warranty does not obligate the Purchaser to hold any of the Subscription Shares (or the ADSs representing the Subscription Shares) for any minimum or other specific term, nor limit the Purchaser’s right to sell the Subscription Shares (or the ADSs representing the Subscription Shares) pursuant to an effective registration statement under the Securities Act or otherwise in compliance with applicable federal and state securities laws.

(b)The Purchaser is an institutional “accredited investor” as defined in Rule 501(a)(1), (2), (3), or (7) of Regulation D under the Securities Act.

(c)The Purchaser acknowledges that the Subscription Shares are “restricted securities” within the meaning of Rule 144 under the Securities Act, and have not been registered under the Securities Act or any applicable state securities law, and any certificate representing the Subscription Shares shall be endorsed with the restrictive legend set forth in Section 2.04 of this Agreement. The Purchaser further acknowledges that, absent an effective registration under the Securities Act, the Subscription Shares may only be offered, sold or otherwise transferred in compliance with Applicable Laws.

Section 4.07Investment Experience. The Purchaser is a sophisticated purchaser with knowledge and experience in financial and business matters such that the Purchaser is capable of evaluating the merits and risks of the investment in the Subscription Shares. The Purchaser is able to bear the economic risks of an investment in the Subscription Shares.

ARTICLE V

COVENANTS

Section 5.01Lock-Up. Notwithstanding any other provisions of this Agreement or any other agreement by the Company and the Purchaser, during the Lock-Up Period, the Purchaser shall not, and shall procure that none of its Subsidiaries will, without the prior written consent of the Company, directly or indirectly through one or a series of transactions, Transfer any Subscription Shares to any Person other than the Purchaser’s Affiliates. Any Transfer of Subscription Shares made in violation of this Section 5.01 shall be null and void ab initio and shall not be recorded on the books and records of the Company.

Section 5.02No Transfer to Adverse Persons. Notwithstanding any other provisions of this Agreement, from the Closing Date until July 31, 2021, the Purchaser shall not, directly or indirectly, knowingly Transfer and shall not knowingly permit any Transfer of, through one or a series of transactions, any Subscription Shares issued hereunder to any Adverse Person without the prior written consent of the Company, provided, that, for the avoidance of doubt, the following sales of such Subscription Shares shall be deemed not to violate this Section 5.02 so long as the Purchaser did not intentionally Transfer or intentionally permit any Transfer of the Subscription Shares to any Adverse Person as part of such sales: (a) open market sales or block trades executed through brokers, in each case, that are not directed to specific Persons; (b) broadly-distributed public offerings pursuant to the Purchaser’s rights under the Registration Rights Agreement or pursuant to Rule 144; or (c) sales pursuant to a tender offer or exchange offer for at least a majority of the equity securities of the Company made by a Person other than the Purchaser or its Affiliates to all shareholders of the Company. Any Transfer of any Subscription Shares made in violation of this Section 5.02 shall be null and void ab initio and shall not be recorded on the books and records of the Company.

Section 5.03Facilitation of ADS Conversion.

(a)The Company acknowledges that the Purchaser intends to, after the end of the Lock-Up Period, convert the Subscription Shares into ADSs for future sale (the “ADS Conversion”).

(b)At any time from and after the end of the Lock-Up Period, upon written request of the Purchaser, the Company shall: (i) use its best efforts to obtain, at Company’s sole cost and expense, the opinion of an outside counsel that the Purchaser’s re-sale of the Subscription Shares is permitted without volume or manner-of-sale restrictions under Rule 144 and (ii) promptly and in any event no later than three (3) Business Days following the Company’s receipt of such opinion, effect, or cause its depositary bank to effect, the ADS Conversion, provided that, if requested by the Company, the Purchaser shall provide reasonable and timely cooperation to facilitate the ADS Conversion to the extent reasonably required.

(c)At any time from and after the end of the Lock-Up Period, upon written request of the Purchaser, the Company shall promptly and in any event no later than three (3) Business Days following receipt of such request, effect, or cause its depositary bank to effect, the ADS Conversion, if there is an effective registration statement on file with the SEC covering the re-sale of the Purchaser’s Subscription Shares, provided that, if requested by the Company, the Purchaser shall provide reasonable and timely cooperation to facilitate the ADS Conversion to the extent reasonably required.

(d)For purposes of completing the ADS Conversion contemplated under Section 5.03(b) and Section 5.03(c) above, the Company shall, at its sole cost and expense, take all necessary actions to cause the ADS Conversion, including but not limited to directing its depositary bank, share registrar, transfer agent and an outside counsel to take all necessary actions (including the removal of the restrictive legend) in accordance with the procedures for conversion of Ordinary Shares into ADSs.

Section 5.04Furnishing of Information. Until the time that the Purchaser no longer owns any of the Subscription Shares (or ADSs representing the Subscription Shares) purchased hereunder, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act even if the Company is not then subject to the reporting requirements of the Exchange Act.

Section 5.05Reservation of Ordinary Shares. As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times until Closing, free of preemptive rights, a sufficient number of Class A Ordinary Shares for the purpose of enabling the Company to issue the Subscription Shares pursuant to this Agreement.

Section 5.06Most Favored Nations.

(a)The Company hereby represents and warrants that, as of the date hereof, and covenants and agrees that, after the date hereof, no agreement or understanding with any other Person for the purchase of Class A Ordinary Shares entered into during the MFN Period has included, includes or will include terms, rights or other benefits (except for purchase price per Class A Ordinary Share, which may be determined by reference to the public trading price of the Company’s ADSs) that are more favorable, in any material respect, to such other Person than the terms, rights and benefits in favor of the Purchaser under this Agreement; and during the MFN Period, the Company will not amend any such terms, rights or benefits (so that the terms, rights or benefits as amended are more favorable in any material respect than those in favor of the Purchaser under this Agreement) in, or waive any material obligation under, any of the agreements or understandings with such other Person for the purchase of Class A Ordinary Shares unless, in any such case, the Purchaser has been offered in writing the opportunity to concurrently receive the benefits of all such terms, rights and benefits or waiver. The Purchaser shall notify the Company in writing, within ten (10) Business Days after the date it has been offered the opportunity to receive the benefit of such terms, rights, benefits or waiver, of its election to receive any such term, right, benefit or waiver so offered.

(b)For the purposes of this Section 5.06, “MFN Period” means the period commencing on the date 20 Business Days prior to the date hereof (“MFN Start Date”) and ending on the earlier of (i) the date that the Company has consummated one or more rounds of equity fundraising from third parties in an aggregate amount of $100,000,000 (which amount shall include the Purchase Price paid by the Purchaser pursuant to this Agreement if the transactions contemplated hereby are consummated) from and after the MFN Start Date and notified the Purchaser in writing that it has completed such fundraising; or (ii) March 31, 2021.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, the parties hereto will use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Laws to consummate the transactions contemplated by this Agreement, provided, however, that notwithstanding anything to the contrary, the Purchaser shall not be required to provide any non-public information with respect to itself or its Affiliates.

Section 6.02Public Announcements.

(a)The Company shall (a) prior to the start of the Trading Day immediately following the date hereof, issue a press release (the “Press Release”) in form and substance reasonably acceptable to the Purchaser disclosing the material terms of the transactions contemplated hereby (but not disclosing the identity of the Purchaser); and (b) file a Current Report on Form 6-K in the form required by the Exchange Act and attaching the material Transaction Documents as exhibits thereto, with the SEC within the time required by the Exchange Act (such filing, together with all attachments and exhibits, the “6-K Filing”). From and after the issuance of the Press Release, the Company shall not, and the Company shall cause each of its Subsidiaries and each of its and their respective officers, directors, employees and agents not to provide the Purchaser with any material, non-public information regarding the Company or any of its Subsidiaries without the express prior written consent of the Purchaser. The Company shall consult with the Purchaser and consider in good faith any comments the Purchaser may have on, the 6-K Filing.

(b)The Company covenants to, after the Closing, publicly disclose all material, non-public information delivered to the Purchaser by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by the Transaction Documents as soon as possible, and in any event, by no later than the earlier of: (i) the date on which the Company announces its unaudited financial results for the quarter ended September 30, 2020 or (ii) December 31, 2020. In addition, effective upon such public disclosure as contemplated by the foregoing sentence (notice of which shall be provided by the Company to the Purchaser in writing immediately following such disclosure), the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, agents, employees or Affiliates on the one hand, and the Purchaser or any of their Affiliates on the other hand, shall terminate.

(c)Without limiting the generality of the foregoing, from and after the date of this Agreement until the date on which the Purchaser ceases to hold any Subscription Shares (or ADSs representing such Subscription Shares), the Company shall not, directly or indirectly, issue any press release or make any filing with the SEC, in each case, to the extent such press release or filing identifies the Purchaser or the transactions contemplated by this Agreement, unless the Company first consults with the Purchaser, and considers in good faith any comments that the Purchaser may have on, such materials; provided, that the Company may make any subsequent press release or filings with the SEC that are substantially consistent in form with any such materials previously approved by the Purchaser in the manner provided for in this Section 6.02 without being required to first consult the Purchaser as otherwise required in this Section 6.02. Notwithstanding anything to the contrary herein, the Company shall not issue any press release or otherwise make any public statement that identifies the Purchaser without the Purchaser’s prior written consent; provided that, for the avoidance of doubt the Company shall be permitted to (i) identify the Purchaser in any filing required to be made with the SEC but only to the extent that the identification of the Purchaser is expressly required, and subject to the consultation rights and right to comment contained in the immediately preceding sentence; and (ii) solely to the extent required by applicable securities laws, identify the Purchaser in the Company's annual report on Form 20-F in Item 7.A. (Major Shareholders) or in Item 19 (Exhibits) to the extent that the Purchaser’s name is mentioned in Exhibits that have been included in such Form 20-F, without consultation with or seeking prior consent from the Purchaser.

Section 6.03Survival.

(a)The Fundamental Company Representations and the Fundamental Purchaser Representations shall survive indefinitely or until the latest date permitted by law.

(b)All representations and warranties contained in this Agreement other than the Fundamental Company Representations and the Fundamental Purchaser Representations shall survive the Closing until the expiration of eighteen (18) months from the Closing Date.

(c)Notwithstanding the foregoing sub-clauses (a) and (b), any breach of any representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the sub-clause (a) and (b) above, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

Section 6.04Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Subscription Shares for purposes of the rules and regulations of any Trading Market such that it would require shareholder approval prior to the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction.

Section 6.05Shareholder Rights Plan. No claim will be made or enforced by the Company or, with the consent of the Company, any other Person, that the Purchaser is an acquiring Person under any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or similar anti-takeover plan or arrangement in effect or hereafter adopted by the Company, or that the Purchaser could be deemed to trigger the provisions of any such plan or arrangement, by virtue of purchasing Subscription Shares under this Agreement.

Section 6.06Use of Proceeds. The Company shall use the net proceeds from the sale of the Subscription Shares hereunder for general corporate purposes.

Section 6.07Listing of Ordinary Shares. The Company hereby agrees to use reasonable best efforts to maintain the listing or quotation of the ADSs on the Trading Market on which it is currently listed.

Section 6.08Share Certificates; Transfers.

(a)The Purchaser shall have the right to request removal of the legend set forth in Section 2.04 above or any other legend from certificates evidencing Subscription Shares in any of the following circumstances: (i) in connection with the Purchaser’s re-sale of the Subscription Shares (or the ADSs representing the Subscription Shares) under Rule 144, as contemplated in Section 5.03; (ii) in connection with the sale of such Subscription Shares (or the ADSs representing the Subscription Shares) pursuant to a re-sale registration statement; or (iii) if such legend is not required under applicable requirements of the Securities Act (including, without limitation, controlling judicial interpretations and pronouncements issued by the SEC).

(b)Upon receipt of a request from Purchaser under Section 6.08(a) above, the Company shall, at its own expense, no later than three (3) Trading Days following the delivery by the Purchaser to the Company of a legended certificate representing such Subscription Shares (endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to affect the reissuance and/or transfer, if applicable), as directed by the Purchaser, issue and dispatch by overnight courier to the Purchaser, a certificate representing such Shares that is free from all restrictive and other legends, registered in the name of the Purchaser or its designee.

Section 6.09Tax Filings. The Company shall cooperate, and shall cause each Subsidiary to cooperate, with the Purchaser in providing the Purchaser with any information reasonably requested for it to timely make all filings, returns, reports, forms or calculations in order to assist the Purchaser with the preparation of its Tax Returns, obtaining any benefit pursuant to applicable Tax law, or complying with any other Tax law that the Purchaser is subject. The Company shall not make any elections or take any other actions to be treated as other than a corporation for U.S. federal income tax purposes.

ARTICLE VII

CLOSING CONDITIONS

Section 7.01Conditions to Obligations of the Company and the Purchaser. The obligations of the Company and the Purchaser to consummate the Closing are subject to the satisfaction of the following conditions:

(a)no provision of any Applicable Law shall prohibit the consummation of the Closing; and

(b)no proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Closing, shall have been instituted before any Governmental Entity and shall be pending.

Section 7.02Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing are subject to the satisfaction of the following conditions:

(a)the representations and warranties of the Purchaser in this Agreement shall be true and correct in all material respects as of the Closing Date as though made as of the Closing Date (except that those representations and warranties that address matters only as of a particular date shall have been true and correct in all material respects as of such date);

(b)the Fundamental Purchaser Representations shall be true and correct as of the Closing Date as though made as of the Closing Date (except that those representations and warranties that address matters only as of a particular date shall have been true and correct as of such date); and

(c)the delivery by the Purchaser of each of the items set forth in Section 2.03(a) of this Agreement.

Section 7.03Conditions to Obligations of the Purchaser. The obligation of the Purchaser to consummate the Closing is subject to the satisfaction of the following conditions:

(a)the representations and warranties of the Company that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties that address matters only as of a particular date shall have been true and correct only on such date),

(b)the representations and warranties of the Company that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects as of the Closing Date as though made as of the Closing Date (except that those representations and warranties that address matters only as of a particular date shall have been true and correct only on such date),

(c)the Fundamental Company Representations shall be true and correct in all respects as of the Closing Date as though made as of the Closing Date except for de minimis inaccuracies (except that those representations and warranties that address matters only as of a particular date shall have been true and correct only on such date),

(d)the Company shall have performed or complied in all material respects with all obligations, covenants, agreements and conditions in this Agreement required to be performed or complied with by the Company on or prior to the Closing Date;

(e)there shall have been no event, occurrence, development or state of circumstances or facts that constitutes a Material Adverse Effect;

(f)the delivery by the Company of each of the items set forth in Section 2.03(b) of this Agreement;

(g)from the date hereof to the Closing Date, trading in the ADSs shall not have been suspended by the SEC or the Company’s principal Trading Market (nor shall such suspension have been threatened);

(h)the sale and issuance of the Subscription Shares shall be legally permitted by all laws and regulations to which the Purchaser and the Company are subject; and

(i)the Purchaser shall have received a certificate signed by an executive officer of the Company confirming the satisfaction of items (a) through (e) above.

ARTICLE VIII

INDEMNIFICATION

Section 8.01Indemnification.

(a)Subject to the other provisions of this Article VIII, the Company (the “Indemnifying Party”) shall indemnify and hold the Purchaser and its Affiliates, and each of their respective directors, officers, employees, advisors and agents (collectively, the “Indemnified Party”) harmless from and against any losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorney’s fees and costs of investigation (collectively, “Losses”) resulting from or arising out of: (i) any breach or violation of, or inaccuracy in, any representation or warranty made by the Indemnifying Party or its applicable Affiliates under this Agreement or the Transaction Documents; or (ii) any breach or violation of, or failure to perform, any covenants or agreements made by or on behalf of, or to be performed by, the Indemnifying Party or its applicable Affiliates under this Agreement or the Transaction Documents, (iii) any Action instituted against the Indemnified Parties in any capacity by (A) any current or former stockholder of the Company who is not an Affiliate of such Indemnified Party, with respect to any of the transactions contemplated by the Transaction Documents or (B) any other third party with respect to any of the transactions contemplated by the Transaction Documents (unless, in either case, such Action is based upon a breach of such Indemnified Party’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Indemnified Party may have with any such stockholder or any violations by such Indemnified Party of state or federal securities laws of the United States or any conduct by such Indemnified Party which constitutes fraud, gross negligence or willful misconduct).

(b)The Indemnifying Party shall not be liable for any Loss consisting of punitive damages (except to the extent that such punitive damages are awarded to a third party against an Indemnified Party in connection with a Third Party Claim).

(c)No Indemnified Party shall be entitled to recover any Losses under clause (i) of Section 8.01(a), other than with respect to breaches of Fundamental Company Representations or Fundamental Purchaser Representations (as applicable), until such time as the aggregate amount of all such Losses that have been suffered or incurred by any one or more of the Indemnified Parties under clause (i) of Section 8.01(a) exceeds $112,500 (the “Loss Threshold”), provided, however, that once the aggregate amount of all such Losses under clause (i) of Section 8.01(a) exceeds the Loss Threshold, the Indemnifying Party shall be liable for all such Losses under clause (i) of Section 8.01(a) (including the Loss Threshold).

(d)The maximum aggregate amount of Losses that the Indemnified Parties will be entitled to recover under clause (i) of Section 8.01(a), other than with respect to breaches of any Fundamental Company Representations or Fundamental Purchaser Representations (as applicable), shall be limited to $15,000,000. Notwithstanding the foregoing or anything else to the contrary contained herein, the limitations on indemnification set forth in this Agreement (including, without limitation, the limitations set forth in this Section 8.01) shall not apply to any claim based on fraud or willful misconduct of the Indemnifying Party or its Subsidiaries or Affiliates.

(e)The Indemnified Party shall not be entitled to recover from the Indemnifying Party under this Agreement more than once in respect of the same Losses suffered.

(f)Notwithstanding any other provision contained herein, the remedies contained in this Article VIII shall be the sole and exclusive monetary remedy of the Indemnified Parties for any claim arising out of or resulting from this Agreement, except that no limitation or exceptions with respect to the obligations or liabilities of the Indemnifying Party provided hereunder shall apply to a Loss incurred by any Indemnified Party arising due to fraud of the Indemnifying Party or its Subsidiaries or Affiliates. Nothing in this Article VIII or elsewhere in this Agreement shall affect any parties’ rights to specific performance or other equitable or non-monetary remedies with respect to the covenants and agreements in this Agreement or that are to be performed at or after the Closing; provided that for the avoidance of doubt, except in the case of fraud, nothing contained herein shall permit any party to rescind this Agreement.

Section 8.02Third Party Claims.

(a)If any third party shall notify an Indemnified Party in writing with respect to any matter involving a claim by such third party (a “Third Party Claim”) and such Indemnified Party believes such claim would give rise to a claim for indemnification against the Indemnifying Party under this Article VIII, then the Indemnified Party shall promptly (i) notify the Indemnifying Party thereof in writing and (ii) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), and the basis of the Indemnified Party’s request for indemnification under this Agreement. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party shall have been materially prejudiced by such failure.

(b)Upon receipt of a Claim Notice with respect to a Third Party Claim, the Indemnifying Party shall have the right to assume the defense of any Third Party Claim with counsel of its own choosing reasonably acceptable to the Indemnified Party, which right shall remain in effect if and for so long as the Indemnifying Party continues to diligently defend against such Action; provided, that in no event shall the Indemnifying Party be entitled to assume the defense of any Action if such Action (i) is with respect to a criminal proceeding, action, indictment, allegation or investigation or (ii) seeks an injunction or other equitable relief against any Indemnified Party. To the extent the Indemnifying Party is entitled to and elects to assume the defense of such Third Party Claim, the Indemnifying Party shall provide written notice of its intention to do so within thirty (30) days of its receipt of the Claim Notice. Upon delivery of such notice by the Indemnifying Party, the Indemnifying Party shall diligently defend such Action to a final non-appealable adjudication or settlement, provided, that, (i) any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnified Party which consent shall not be unreasonably withheld or delayed, and (ii) and the Indemnifying Party shall keep the Indemnified Party reasonably informed of the progress of such defense on a regular basis.

(c)If requested by the Indemnifying Party and to the extent practicable, the Indemnified Party shall, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest. The Indemnified Party shall have the right to receive copies of all pleadings, notices and communications with respect to any Third Party Claim for which indemnity is sought under this Agreement, other than any privileged communications between the Indemnifying Party and its counsel, and shall be entitled, at its sole cost and expense, to retain separate co-counsel and participate in, but not control, any defense or settlement (except for its consent required under Section 8.02(b) above) of any Third Party Claim assumed by the Indemnifying Party pursuant to Section 8.02(b), provided, that the Indemnifying Party shall be responsible for the reasonable fees and expenses of a separate counsel where there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of the Indemnifying Party and the position of such Indemnified Party.

(d)In the event of a Third Party Claim for which the Indemnifying Party elects not to assume the defense or fails to make such an election within thirty (30) days of the Claim Notice, the Indemnified Party may, at its option, defend, settle, compromise or pay such Action or claim at the expense of the Indemnifying Party; provided that, any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(e)The indemnification required by this Section 8.02 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or are incurred.

Section 8.03Other Claims. In the event any Indemnified Party should have a claim against the Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall promptly transmit to the Indemnifying Party a written notice (the “Indemnity Notice”) describing in reasonable detail the nature of the claim, the Indemnified Party’s good faith estimate of the amount of Losses attributable to such claim and the basis of the Indemnified Party’s request for indemnification under this Agreement; provided, that no failure, delay or deficiency in providing such notice shall constitute a waiver or otherwise modify the Indemnified Party’s right to indemnity hereunder, except to the extent that the Indemnifying Party shall have been materially prejudiced by such failure, delay or deficiency. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the Indemnifying Party shall be deemed to have accepted and agreed with such claim.

ARTICLE IX

MISCELLANEOUS

Section 9.01Notices. All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing, and delivery shall be deemed sufficient in all respects and to have been duly given as follows: (a) on the actual date of service if delivered personally; (b) at the time of receipt if given by electronic mail to the e-mail addresses set forth in this Section 9.01; (c) on the third day after mailing if mailed by first-class mail return receipt requested, postage prepaid and properly addressed as set forth in this Section 9.01; or (d) on the day after delivery to a nationally recognized overnight courier service during its business hours for overnight delivery against receipt, and properly addressed as set forth in this Section 9.01:

If to the Purchaser:	GIC Private Limited ********* Attn: *********

If to the Company:	Uxin Limited 1-3/F, No. 12 Beitucheng East Road Chaoyang District, Beijing, 100029 People’s Republic of China E-mail: ********* Attn: *********

Any party may change its address or other contact information for notice by giving notice to each other party in accordance with the terms of this Section 9.01. In no event will delivery to a copied Person alone constitute delivery to the party represented by such copied Person.

Section 9.02Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9.03Entire Agreement. This Agreement, including any schedules and exhibits hereto, and any confidentiality agreements between the parties currently in existence, constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, related to the subject matter hereof.

Section 9.04Counterparts. This Agreement may be executed in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement. Signatures in the form of facsimile or electronically imaged “PDF” shall be deemed to be original signatures for all purposes hereunder. The parties irrevocably and unreservedly agree that this Agreement may be executed by way of electronic signatures and the parties agree that this Agreement, or any part thereof, shall not be challenged or denied any legal effect, validity and/or enforceability solely on the ground that it is in the form of an electronic record.

Section 9.05Assignments. This Agreement is personal to each of the parties hereto. Neither party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party.

Section 9.06Descriptive Headings; Construction. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem.

Section 9.07Amendment. This Agreement may be amended only by a written instrument executed by each of the parties hereto.

Section 9.08Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its principles of conflicts of laws.

Section 9.09Dispute Resolution . Any dispute, controversy, claim or difference of any kind whatsoever arising out of, relating to or in connection with this Agreement, or the breach, termination or invalidity hereof (including the validity, scope and enforceability of this arbitration provision) (the “Dispute”) shall be brought exclusively in the state and federal courts siting in the City of New York, Borough of Manhattan. Each party irrevocably and unconditionally waives any objection to the laying of venue of any Dispute in such courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.01 shall be deemed effective service of process on such party. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW.

Section 9.10Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, provided, that, for the avoidance of doubt, all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the delivery of the Subscription Shares (and any ADSs representing the Subscription Shares) to the Purchaser shall be borne by the Company.

Section 9.11Third Party Beneficiaries. Except as otherwise expressly set forth in this Agreement (which shall include without limitation Article VIII), there are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any Person any rights, remedies or obligations.

Section 9.12Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court of competent jurisdiction, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.13No Waiver; Cumulative Remedies. Except as specifically set forth herein, the rights and remedies of the parties to this Agreement are cumulative and not alternative. No failure or delay on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver of such right, power or remedy, and no single or partial exercise of any such right, power or remedy will preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. To the maximum extent permitted by Applicable Law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

Section 9.14Replacement of Shares. If any certificate or instrument evidencing the Purchaser’s Subscription Shares (or the ADSs representing the Subscription Shares) is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction. The Purchaser applying for a new certificate or instrument under such circumstances shall also pay any reasonable third-

party costs (including customary indemnity) associated with the issuance of such replacement certificate or instrument.

Section 9.15Termination. This Agreement may be terminated by the Company or the Purchaser, by written notice to the other parties, if the Closing has not been consummated by the thirtieth (30th) calendar day following the date of this Agreement; provided, that no such termination will affect the right of any party to sue for any breach by the other party.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

UXIN LIMITED

By:	/s/ Dai Kun
	Name:	Kun Dai
	Title:	Director

GIC PRIVATE LIMITED

By:	/s/ Yeo King Ming, Bryan
	Name:	Yeo King Ming, Bryan
	Title:	Managing Director

By:	/s/ Charles Lim Sing Siong
	Name:	Charles Lim Sing Siong
	Title:	General Counsel

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EXHIBIT A

Form of Legal Opinion

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EXHIBIT B

Form of Registration Rights Agreement

EXHIBIT C

Company Bank Account Information

EXHIBIT D

Incumbency Certificate

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Schedule I

Adverse Persons

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Schedule II

Existing Registration Right Holders

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